GENEREX BIOTECHNOLOGY CORPORATION
          (a corporation organized under the General Corporation Law of the State of Idaho)

        Special Voting Rights Preferred Stock authorized - 1,000 shares, par value $.001 per share



THIS CERTIFIES THAT __________________________________________________ is the

owner of ____________________________________________________ shares of the

SPECIAL VOTING RIGHTS PREFERRED STOCK of GENEREX BIOTECHNOLOGY

CORPORATION, full paid and non assessable and transferable on the books of said Corporation in person or by attorney upon surrender of this Certificate, properly endorsed, subject to the restrictions on transfer set forth below. Holders of Special Voting Rights Preferred Stock are entitled only to such rights, privileges and benefits of a shareholder of the Corporation as are set forth below.


         1. Divides. Holders of Special Voting Rights Preferred Stock (hereinafter referred to as the "Preferred Shares" or "Shares") shall be entitled to receive a dividend per Share which equals the dividend declared and paid on shares of the Corporation's Common Stock as and when dividends are declared and paid on the Corporation's Common Stock.

         2. Rights and Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

         a. First, to the holders of any class or series of Preferred Stock or other capital stock of the Corporation which is entitled to a preference in liquidation and dissolution over the Shares, but only to the extent of that preference.

         b. Next, to the holders of Shares and any class or series of Preferred Stock or other capital stock of the Corporation which is of equal rank with the Shares with respect to sharing in the proceeds of liquidation and dissolution of the Corporation, pari passu, but only to the extent that such class or series of capital stock is of equal rank. In any such distribution, holders of Shares shall be entitled to receive, prior to and in preference to any distribution to the holders of the Corporation's Common Stock or any other class or series of capital stock of the Corporation which is inferior to the rights of holders of Shares in liquidation and dissolution and winding up an amount equal to $.10 per Preferred Share then outstanding (the "Shares Liquidation Preference").



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            c. After distribution of the Shares Liquidation Preference to holders of Shares, the remaining assets, if any, of the Corporation available for distribution to the shareholders of the Corporation shall be distributed, pari passu, to the holders of all shares of capital stock of the Corporation, without distinction as to class, as their rights may appear.

         3. Voting.

         a. The holders of Preferred Shares are not entitled to vote, except as specifically required by Delaware law or as expressly provided below:

         (i) If a Change of Control (as hereinafter defined) occurs, thereafter, holders of Preferred Shares shall be entitled to elect a number of directors of the Corporation equal to a majority of the entire Board of Directors of the Corporation. Any holder of Preferred Shares may call a meeting of holders of Preferred Shares for the purpose of exercising these special voting rights (the "Special Voting Rights") upon not less than ten (10) days notice. Holders of the Preferred Shares may exercise the Special Voting Rights by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law. Upon exercise of the Special Voting Rights by holders of the Preferred Shares, the Bylaws of the Corporation shall be deemed amended to increase the size of the Board of Directors to accommodate directors elected by the holders of the Preferred Shares. After the Special Voting Rights have been exercised, the Corporation shall give holders of Preferred Shares the same notice that is required to be sent to holders of the Corporation's Common Stock of any meeting at which directors of the Corporation are to be elected. Once Special Voting Rights have been exercised, they shall remain in force at all times thereafter until the Preferred Shares have been redeemed by the Corporation.

         (ii) The affirmative vote of the holders of a majority of the Preferred Shares then outstanding, voting separately as a class, shall be required to approve any transaction that would result in a Change of Control (a "Change of Control Transaction"). The Corporation shall give each holder of Preferred Shares at least twenty (20) days prior written notice of any meeting of shareholders called for the purpose of voting on a Change of Control Transaction. Holders of Preferred Shares may approve any Change of Control Transaction by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law.

         b. A "Change of Control" of the Corporation, as that term is used herein, shall occur at any time that (a) the Current Management Group shall cease to constitute at least sixty (60%) of all directors of the Corporation, or
(b) that any person becomes either the Chairman of the Board of Directors or Chief Executive Officer of the Corporation without the prior approval of a majority of the Current Management Group, acting in their capacities as directors of the Corporation. The term "Current Management Group" as used herein shall mean Anna H. Gluskin, Rose C. Perri, E. Mark Perri, Pankaj Modi and/or any other person (a) who is appointed a director of the Corporation by action of the Board of Directors of the Corporation with the approval of a majority of the


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Current Management Group then serving as directors of the Corporation, in their capacities as directors, or (b) who is nominated for election as a director of the Corporation by action of the Board of Directors of the Corporation with the approval of a majority of the Current Management Group then serving as directors of the Corporation, in their capacities as directors.

         c. On any matter as to which the holders of Preferred Shares shall be entitled to vote as provided above, they shall be entitled to one vote per share.

         4. Redemption.

         a. The Corporation shall have the right, at any time after December 31, 2000, upon written notice (a "Preferred Shares Redemption Notice") to all holders of Preferred Shares at their respective registered addresses stating that the Corporation is exercising its right of redemption set forth herein and fixing a date for such redemption (the "Preferred Shares Redemption Date") which shall be no more than sixty (60) and no less than thirty (30) days following the date of the Preferred Shares Redemption Notice, redeem Preferred Shares at a price per Preferred Share (the "Preferred Share Redemption Price") equal to ten ($.10) cents.

         b. From and after the Preferred Shares Redemption Date, holders of Preferred Shares shall cease to be shareholders of the Corporation and the sole right of holders of Preferred Shares shall be to receive the Preferred Shares Redemption Price as provided herein.

         c. The Corporation shall pay the Preferred Shares Redemption Price to each holder of record of Preferred Shares as of the Preferred Shares Redemption Date, provided, however, that as a condition precedent to the Corporation's payment of the Preferred Shares Redemption Price to any holder, such holder shall deliver to the Corporation the certificate representing the Preferred Shares to be redeemed or, in lieu thereof, satisfactory evidence that such certificate has been lost or destroyed, together with a bond or surety satisfactory to the Corporation to protect it against loss should such certificate subsequently be tendered for redemption.

         d. If the Corporation at any time redeems fewer than all Preferred Shares, it shall redeem the Preferred Shares pro-rata from all holders thereof.

         e. The Corporation shall have the right to redeem Preferred Shares owned by any Holder thereof upon the same terms and conditions set forth above upon the death of the holder.

         5. Transferability. The Preferred Shares shall not be transferrable by a holder thereof without the prior written consent of the Corporation except pursuant to the laws of descent and distribution.

         6. Other. Except as expressly provided herein, Preferred Shares shall have the same rights and privileges as shares of the Corporation's Common Stock.

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IN WITNESS WHEREOF, this Certificate has been signed by the President of the
Corporation and the Corporation has caused its corporate seal to be hereunto affixed as of this _____ day of ______________, 1998.


                              GENEREX BIOTECHNOLOGY CORPORATION



                              By:
                                 ---------------------------------------------
                                             Anna E. Gluskin, President

[CORPORATE SEAL]

                              Attest:
                                     -----------------------------------------
                                             Rose C. Perri, Secretary



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